EXHIBIT 10.2

                      FIRST AMENDMENT TO CREDIT AGREEMENT

     This First Amendment to Credit Agreement (this "First Amendment"), dated as of January 21, 2005 (the "Effective Date"), is by and among DELTA PETROLEUM CORPORATION, a Colorado corporation ("Borrower"), JPMORGAN CHASE BANK, N.A., successor by merger to Bank One, NA (Main Office Chicago), a national banking association, as Administrative Agent ("Administrative Agent"), and each of the financial institutions a party hereto as Banks (hereinafter collectively referred to as "Banks," and individually, "Bank").

                             W I T N E S S E T H:

     WHEREAS, Borrower, Administrative Agent and Banks are parties to that certain Credit Agreement dated as of November 5, 2004 (as amended, the "Credit Agreement") (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement, as amended hereby); and

     WHEREAS, in connection with the execution of this First Amendment, certain of the Banks (herein referred to as "Assigning Banks") have entered into Assignment and Acceptance Agreements with certain of the other Banks (herein referred to as "Assignee Banks"), pursuant to which such Assigning Banks assigned to Assignee Banks, and Assignee Banks acquired from such Assigning Banks (as applicable), a portion of each such Assigning Bank's Commitments and a portion of the Revolving Loans and Letter of Credit Exposure held by each such Assigning Bank under the Credit Agreement; and

     WHEREAS, Schedule 1.1 attached hereto reflects the Commitments of each Bank after giving effect to the Assignment and Acceptance Agreements described above, and Schedule 1.1 to the Credit Agreement is hereby amended and restated in the form of Schedule 1.1 attached hereto; and

     WHEREAS, Borrower has requested that Banks (i) amend certain terms of the Credit Agreement in certain respects, (ii) establish a Borrowing Base and Conforming Borrowing Base (as hereinafter defined) of $160,000,000 and $140,000,000, respectively, to be effective as of the Effective Date and continuing until the next Redetermination or other adjustment (as provided in the Credit Agreement, as amended by this First Amendment) of the Borrowing Base and the Conforming Borrowing Base thereafter, and (iii) consent to certain transactions more particularly described herein; and

     WHEREAS, subject to and upon the terms and conditions set forth herein, Banks have agreed to Borrower's requests.

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Borrower, Administrative Agent and each Bank hereby agree as follows:

     SECTION 1. Amendments. In reliance on the representations, warranties, covenants and agreements contained in this First Amendment, and subject to the satisfaction of each condition precedent set forth in Section 4 hereof, the Credit Agreement is hereby amended effective as of the Effective Date in the manner provided in this Section 1.

          1.1 Amendment to Definitions. The definitions of "Administrative Agent," "Applicable Margin," "Bank One," "Change of Control," "Commitment Fee Percentage," "Letter of Credit Fee," "Loan Papers," "Redetermination," "Redetermination Date," "Restricted Payment," "Scheduled Redetermination" and "Special Redetermination" contained in Section 1.1 of the Credit Agreement shall be amended to read in full as follows:

          "Administrative Agent" means JPMorgan Chase Bank, N.A., successor by merger to Bank One, NA (Main Office Chicago), a national banking association, in its capacity as administrative agent for Banks hereunder or any successor thereto.

          "Applicable Margin" means, on any date, with respect to each Type of Revolving Loan, an amount determined by reference to the ratio of Outstanding Credit to the Conforming Borrowing Base on such date in accordance with the table below:

Ratio of Outstanding Credit to  Applicable Margin for   Applicable Margin for
  Conforming Borrowing Base       Eurodollar Loans         Base Rate Loans
------------------------------  ---------------------   ---------------------

         > 1.0 to 1                    2.750%                   1.500%
>_ .90 to 1 and <_ 1.0 to 1            2.250%                   1.000%
>_ .75 to 1 and < .90 to 1             2.000%                   0.750%
>_ .50 to 1 and < .75 to 1             1.750%                   0.500%
         < .50 to 1                    1.500%                   0.250%

          "Bank One" means JPMorgan Chase Bank, N.A., successor by merger to Bank One, NA (Main Office Chicago), a national banking association, in its capacity as a Bank.

          "Change of Control" means (a) that, for any reason, (i) any Person or group (as defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) shall become the direct or indirect beneficial owner (as defined in Section 13(d)(3) of the Exchange Act) of greater than thirty percent (30%) of the total voting power of all classes of capital stock then outstanding of Borrower entitled (without regard to the occurrence of any contingency) to vote in elections of directors of Borrower, or (ii) any Credit Party (other than Borrower) shall cease to be a wholly owned direct or indirect Subsidiary of Borrower, or (b) a "Change of Control" (or similar defined term) as defined in any of the Permitted Senior Unsecured Debt Documents.

          "Commitment Fee Percentage" means, on any date, the percentage determined by reference to the ratio of Outstanding Credit to the Conforming Borrowing Base on such date in accordance with the table below:

Ratio of Outstanding Credit to             Commitment Fee
Conforming Borrowing Base                  Percentage
------------------------------             --------------

      > 1.0 to 1                               0.500%
 >_ .90 to 1 and <_ 1.0 to 1                   0.500%
 >_.75 to 1 and < .90 to 1                     0.375%
 >_.50 to 1 and < .75 to 1                     0.375%
       < .50 to 1                              0.300%

          "Letter of Credit Fee" means, with respect to any Letter of Credit issued hereunder, a fee in an amount equal to the greater of (a) $500, or (b) a percentage of the stated amount of such Letter of Credit (calculated on a per annum basis based on the stated term of such Letter of Credit) determined by reference to the ratio of the Outstanding Credit to the Conforming Borrowing Base in effect on the date such Letter of Credit is issued in accordance with the table below:


Ratio of Outstanding Credit to         Per Annum Letter of Credit Fee
  Conforming Borrowing Base                      Percentage
-------------------------------        -------------------------------

          > 1.0 to 1                               2.750%
      >_ .90 to 1 and < 1.0 to 1                   2.250%
      >_ .75 to 1 and < .90 to 1                   2.000%
      >_ .50 to 1 and < .75 to 1                   1.750%
           < .50 to 1                              1.500%

          "Loan Papers" means this Agreement, the First Amendment, the Notes, each Facility Guaranty which may now or hereafter be executed, each Borrower Pledge Agreement which may now or hereafter be executed, each Subsidiary Pledge Agreement which may now or hereafter be executed, the Existing Mortgages (as amended by the Assignment and Amendment to Mortgages), the Assignments and Amendments to Mortgages, all Mortgages now or at any time hereafter delivered pursuant to Section 5.1, all Letters of Credit, and all other certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

          "Redetermination" means any Scheduled Redetermination, Special Redetermination, Mandatory Debt Issuance Redetermination, Manti Redetermination, or other redetermination of the Borrowing Base and/or Conforming Borrowing Base pursuant to Section 4.4 or Section 4.8. Notwithstanding anything to the contrary contained herein, no redetermination of the Borrowing Base and/or Conforming Borrowing Base pursuant to Section 4.4 or Section 4.8 shall be deemed or construed to be a Special Redetermination.

          "Redetermination Date" means (a) with respect to any Scheduled Redetermination, each April 1 and October 1, commencing April 1, 2005, (b) with respect to any Special Redetermination, the first day of the first month which is not less than twenty (20) Domestic Business Days following the date of a request for a Special Redetermination, (c) with respect to any redetermination of the Borrowing Base pursuant to Section 4.4, the date of the consummation of any applicable Asset Disposition, (d) with respect to the Mandatory Debt Issuance Redetermination, the date upon which Borrower consummates the Debt Issuance in accordance with Section 4.6, (e) with respect to any Manti Redetermination, each Manti Redetermination Date, and (f) with respect to any redetermination of the Borrowing Base and/or Conforming Borrowing Base pursuant to Section 4.8, March 15, 2005 (or as of a date shortly thereafter to be designated by Administrative Agent in a notice to Borrower). The Closing Date and the Effective Date (as defined in the First Amendment) shall also constitute Redetermination Dates for purposes of this Agreement.

          "Restricted Payment" means, with respect to any Person, (a) any Distribution by such Person, (b) any capital contribution, loan or advance by any Credit Party to any Unrestricted Subsidiary, (c) the issuance of a Guarantee by any Credit Party with respect to any Debt or other obligation of any Unrestricted Subsidiary, other than Guarantees of Permitted Senior Unsecured Debt permitted by Section 9.1(c) hereof, (d) the retirement, redemption, defeasance, repurchase or prepayment prior to scheduled maturity by such Person or any Affiliate of such Person of any Debt of such Person, or
(e) the retirement, redemption or payment by Borrower or any Affiliate of Borrower of any part of the principal of the Permitted Senior Unsecured Debt at any time prior to the termination of all Commitments and the payment and performance in full of the Obligations.

          "Scheduled Redetermination" means any Redetermination of the Borrowing Base and the Conforming Borrowing Base pursuant to Section 4.2.

          "Special Redetermination" means any Redetermination of the Borrowing Base and the Conforming Borrowing Base pursuant to Section 4.3.

          1.2 Additional Definitions. Section 1.1 of the Credit Agreement shall be amended to add the following definitions to such Section:

          "Conforming Borrowing Base" has the meaning set forth in Section 4.1 hereof.

          "Consolidated Net Debt" means, for any Person for any period, Consolidated Total Debt of such Person and its Consolidated Subsidiaries determined on a consolidated basis for such period, less the aggregate amount of cash held by such Person and its Consolidated Subsidiaries as of any applicable date of determination.

          "Debt Issuance" means the issuance and incurrence by Borrower of the Permitted Senior Unsecured Debt pursuant to the terms of the Permitted Senior Unsecured Debt Documents.

          "Debt Issuance Reduction Amount" means, in connection with the Mandatory Debt Issuance Redetermination, an amount equal to $.30 per U.S. dollar on the gross aggregate amount of Permitted Senior Unsecured Debt issued and incurred by Borrower in connection with the Debt Issuance. For avoidance of doubt, and as an example only, in the event Borrower issues and incurs Permitted Senior Unsecured Debt in an amount equal to $200,000,000, the "Debt Issuance Reduction Amount" will equal $60,000,000.

           "First Amendment" means that certain First Amendment to Credit Agreement dated as of January 21, 2005, among Borrower, Administrative Agent and Banks party thereto.

          "Mandatory Debt Issuance Redetermination" means any Redetermination of the Borrowing Base and the Conforming Borrowing Base pursuant to Section
4.6. Notwithstanding anything to the contrary contained herein, the Mandatory Debt Issuance Redetermination shall not be deemed or construed to be a Special Redetermination.

          "Manti" means, collectively, Manti Resources, Inc., Manti Operating Company, Manti Caballos Creek, Ltd., Manti Opossum Hollow, Ltd., J&P Oil and Gas, Inc., Lara Energy, Inc. and SofRoc Fuel Co.

          "Manti Acquisition" means the purchase by Borrower of the Manti Assets pursuant to the Manti Acquisition Agreement, which purchase shall be on terms and conditions reasonably acceptable to Administrative Agent and Banks.

          "Manti Acquisition Agreement" means that certain Asset Purchase Agreement dated as of December 14, 2004, by and among Manti and Borrower, as amended through the Effective Date (as defined on the First Amendment).

          "Manti Acquisition Documents" means the Manti Acquisition Agreement and all other agreements, assignments, deeds, conveyances, certificates and other documents and instruments now or hereafter executed and/or delivered by, between or among Borrower and Manti pursuant to the Manti Acquisition Agreement or in connection with the Manti Acquisition.

          "Manti Assets" means, collectively, the "Assets" as such term is defined in the Manti Acquisition Agreement.

          "Manti Redetermination" means any Redetermination of the Borrowing Base and the Conforming Borrowing Base pursuant to Section 4.7.
Notwithstanding anything to the contrary contained herein, no Manti Redetermination shall be deemed or construed to be a Special Redetermination hereunder.

          "Manti Redetermination Date" means any date on which the Purchase Price or the Final Settlement Statement (as each such term is defined in the Manti Acquisition Agreement) is adjusted downward after the Closing Date (as defined in the Manti Acquisition Agreement) pursuant to the terms of the Manti Acquisition Agreement.

          "Manti Reserve Report" means an engineering and economic analysis of the Manti Assets prepared as of January 1, 2005 by Borrower's internal staff.

          "Permitted Senior Unsecured Debt" means senior unsecured Debt of Borrower resulting from the issuance by Borrower of its senior unsecured notes in an aggregate outstanding principal balance at any time of not greater than $225,000,000, and which (a) has a coupon rate of not greater than nine percent (9%), (b) has a due date not earlier than January 31, 2012, (c) is not subject to negative covenants or events of default (or other provisions which have the same effect as negative covenants or events of default) which have not been approved by Administrative Agent and Banks, and (d) except in connection with a "change of control" put option as provided in the Permitted Senior Unsecured Debt Documents, does not provide for or otherwise require any mandatory redemption, repayment, defeasance, repurchase or other amortization prior to scheduled maturity.

          "Permitted Senior Unsecured Debt Documents" means, collectively, all indentures, promissory notes, Guarantees or other documents or instruments issued or given in connection with, evidencing and/or otherwise pertaining to, the Permitted Senior Unsecured Debt.

          "Title Approved Properties" means such of the Borrowing Base Properties (after giving effect to the Manti Acquisition) with respect to which Administrative Agent and its counsel shall have received either (i) title opinions issued by a firm or firms acceptable to Administrative Agent and its counsel, or (ii) other evidence of title acceptable to Administrative Agent and its counsel, reflecting that Borrower owns net revenue interests and working interests in the Borrowing Base Properties covered by such title opinions (or such other acceptable evidence of title) which are not less than the net revenue interests and not greater than the working interests for such Borrowing Base Properties as reflected in the most recent Reserve Report and the Manti Reserve Report, free and clear of all Liens other than Permitted Encumbrances.

          1.3 Amendment to Mandatory Prepayments Provision. Section 2.6 of the Credit Agreement shall be amended to read in full as follows:

          "Section 2.6  Mandatory Prepayments.

          (a) Upon the occurrence of any Borrowing Base Deficiency, Borrower shall make the mandatory prepayments of the Revolving Loan required by Section 4.5 hereof.

          (b) At any time that Borrower becomes obligated to prepay all or part of the Permitted Senior Unsecured Debt, Borrower shall, prior to any prepayment of the Permitted Senior Unsecured Debt, prepay the Revolving Loans and reduce the Commitments in full."

          1.4 Amendment to Borrowing Base Provisions. Article IV of the Credit Agreement shall be amended and restated to read in full as follows:

                                 "ARTICLE IV
                                BORROWING BASE

     Section 4.1 Reserve Report; Proposed Borrowing Base and Conforming Borrowing Base. The aggregate amount of credit available to Borrower under this Agreement shall be limited by a Borrowing Base (herein so called) which shall be determined by Banks at the times and in accordance with the standards and procedures set forth in this Article IV. As soon as available and in any event by February 28 and August 31 of each year, commencing February 28, 2005, Borrower shall deliver to Administrative Agent and each Bank a Reserve Report prepared as of the immediately preceding December 31 and June 30, respectively. Simultaneously with the delivery to Administrative Agent and each Bank of each Reserve Report, Borrower shall notify Administrative Agent and each Bank of the amount of the Borrowing Base which Borrower requests become effective on the next Redetermination Date (or such date promptly following such Redetermination Date as Required Banks shall elect). Banks may, in their sole discretion, establish a Borrowing Base which is higher than the Borrowing Base that would otherwise be in effect if Banks determined the Borrowing Base based on each Bank's application of the credit standards and other criteria customarily applied by such Bank in the determination of credit limitations for companies similar to Borrower ("Conforming Credit Criteria"). At the time of each Redetermination, Banks shall also determine what the Borrowing Base would be if they applied Conforming Credit Criteria (the "Conforming Borrowing Base"). If Banks do not determine a Conforming Borrowing Base, the Borrowing Base as redetermined and/or established shall also be the Conforming Borrowing Base for purposes of this Agreement.

     Section 4.2 Scheduled Redeterminations of the Borrowing Base and Conforming Borrowing Base; Procedures and Standards. Based in part on the Reserve Reports made available to Banks pursuant to Section 4.1, Banks shall redetermine the Borrowing Base and the Conforming Borrowing Base on or prior to the next Redetermination Date (or such date promptly thereafter as reasonably possible based on the engineering and other information available to Banks). Any Borrowing Base or Conforming Borrowing Base which becomes effective as a result of any Redetermination of the Borrowing Base or Conforming Borrowing Base shall be subject to the following restrictions: (a) such Borrowing Base or Conforming Borrowing Base shall not exceed the Borrowing Base requested by Borrower pursuant to Section 4.1 or Section 4.3 (as applicable), (b) such Borrowing Base or Conforming Borrowing Base shall not exceed the Total Commitment then in effect, (c) to the extent such Borrowing Base or Conforming Borrowing Base represents an increase from the Borrowing Base or Conforming Borrowing Base (as applicable) in effect prior to such Redetermination, such Borrowing Base or Conforming Borrowing Base shall be approved by all Banks, and (d) to the extent such Borrowing Base or Conforming Borrowing Base represents a decrease in the Borrowing Base or Conforming Borrowing Base (as applicable) in effect prior to such Redetermination, or a reaffirmation of such prior Borrowing Base or Conforming Borrowing Base, such Borrowing Base or Conforming Borrowing Base shall be approved by Required Banks. Each Redetermination shall be made by Banks in their sole discretion. Without limiting such discretion, Borrower acknowledges and agrees that Banks (i) may make such assumptions regarding appropriate existing and projected pricing for Hydrocarbons as they deem appropriate in their sole discretion, (ii) may make such assumptions regarding projected rates and quantities of future production of Hydrocarbons from the Mineral Interests owned by Borrower as they deem appropriate in their sole discretion, (iii) may consider the projected cash requirements of the Credit Parties, (iv) are not required to consider any asset other than Proved Mineral Interests owned by Borrower which are subject to first and prior Liens in favor of Administrative Agent for the ratable benefit of Banks to the extent required by Section 5.1 hereof, and (v) may make such other assumptions, considerations and exclusions as Banks deem appropriate in the exercise of their sole discretion. It is further acknowledged and agreed that each Bank may consider such other credit factors as it deems appropriate in the exercise of its sole discretion and shall have no obligation in connection with any Redetermination to approve any increase from the Borrowing Base or Conforming Borrowing Base in effect prior to such Redetermination. The Conforming Borrowing Base shall also be determined by Banks in their sole discretion, and in determining the amount of the Conforming Borrowing Base, each Bank may make the assumptions and consider the factors and criteria set forth in subclauses
(a) through (d) and (i) through (v) above; provided, that, each Bank shall apply Conforming Credit Criteria. Promptly following any Redetermination of the Borrowing Base and the Conforming Borrowing Base, Administrative Agent shall notify Borrower of the amount of the Borrowing Base and the Conforming Borrowing Base as redetermined, which Borrowing Base and Conforming Borrowing Base shall be effective as of the date specified in such notice, and shall remain in effect for all purposes of this Agreement until the next Redetermination.

     Section 4.3     Special Redetermination.

          (a) In addition to Scheduled Redeterminations and the other Redeterminations provided for in this Article IV, Borrower and Required Banks shall each be permitted to request a Special Redetermination of the Borrowing Base and the Conforming Borrowing Base once in each period between Scheduled Redeterminations. Any request by Required Banks pursuant to this Section 4.3(a) shall be submitted to Administrative Agent and Borrower. Any request by Borrower pursuant to this Section 4.3(a) shall be submitted to Administrative Agent and each Bank and at the time of such request Borrower shall (A) deliver to Administrative Agent and each Bank a Reserve Report, and
(B) also notify Administrative Agent and each Bank of the Borrowing Base requested by Borrower in connection with such Special Redetermination.

          (b) Any Special Redetermination shall be made by Banks in accordance with the procedures and standards set forth in Section 4.2; provided, that, no Reserve Report will be required to be delivered to Administrative Agent and Banks in connection with any Special Redetermination requested by Required Banks pursuant to Section 4.3(a) above.

     Section 4.4 Asset Disposition Adjustment. In addition to the other Redeterminations provided for in this Article IV, Required Banks shall be permitted to redetermine the Borrowing Base and the Conforming Borrowing Base in connection with, and simultaneously with, the consummation of an Asset Disposition described in the proviso of Section 9.5(b), and reduce the Borrowing Base and the Conforming Borrowing Base by an amount equal to the Borrowing Base value of the Borrowing Base Properties which are the subject of such Asset Disposition (which shall be the Borrowing Base value assigned thereto by Administrative Agent and approved by Required Banks). In the event Required Banks elect to redetermine the Borrowing Base and the Conforming Borrowing Base in accordance with this Section 4.4, Administrative Agent shall notify Borrower promptly, but in any event no less than one (1) Domestic Business Day prior to the consummation of the Asset Disposition, of the amount of the Borrowing Base and the Conforming Borrowing Base as redetermined, which Borrowing Base and Conforming Borrowing Base shall be effective as of the date specified in such notice, and shall remain in effect for all purposes of this Agreement until the next Redetermination. Notwithstanding anything to the contrary contained herein, Borrower agrees that any such Redetermination pursuant to this Section 4.4 shall not be construed or deemed to be a Special Redetermination hereunder.

     Section 4.5 Borrowing Base Deficiency. To the extent a Borrowing Base Deficiency exists after giving effect to any Redetermination (other than in connection with a Redetermination pursuant to Section 4.4, Section 4.6,
Section 4.7 or Section 4.8 hereof), Borrower shall, within ten (10) days following notice thereof from Administrative Agent, provide written notice (the "Election Notice") to Administrative Agent stating the action which Borrower proposes to take to remedy such Borrowing Base Deficiency, and Borrower shall thereafter, at its option, either (a) within thirty (30) days following the delivery of the Election Notice, make a prepayment or prepayments of principal on the Revolving Loan in an amount sufficient to eliminate such Borrowing Base Deficiency, and if such Borrowing Base Deficiency cannot be eliminated pursuant to this Section 4.5 by prepayment of the Revolving Loan in full (as a result of outstanding Letter of Credit Exposure), Borrower shall also at such time deposit with Administrative Agent sufficient cash to be held by Administrative Agent to secure outstanding Letter of Credit Exposure in the manner contemplated by Section 2.1(b) as necessary to eliminate such Borrowing Base Deficiency, (b) eliminate such Borrowing Base Deficiency by making three (3) consecutive mandatory prepayments of principal on the Revolving Loan, each of which shall be in the amount of one-third (1/3rd) of the amount of such Borrowing Base Deficiency, commencing on the first Monthly Date following the delivery of the Election Notice, and continuing on each Monthly Date thereafter, (c) within ninety (90) days following the delivery of the Election Notice, submit (and pledge as collateral pursuant to Article V hereof) additional oil and gas properties owned by Borrower and its Subsidiaries for consideration in connection with the determination of the Borrowing Base which Administrative Agent and Banks deem sufficient in their sole discretion to eliminate such Borrowing Base Deficiency, or (d) eliminate such Borrowing Base Deficiency through a combination of prepayments on the Revolving Loan and submission of additional oil and gas properties for inclusion in the Borrowing Base as set forth in subclauses (a) and (c) above. Notwithstanding the foregoing, upon any Redetermination of the Borrowing Base pursuant to Section 4.4, Section 4.6,
Section 4.7 or Section 4.8 hereof which results in a Borrowing Base Deficiency (or increase in an existing Borrowing Base Deficiency), Borrower shall immediately make a mandatory prepayment of principal on the Revolving Loan in an amount sufficient to eliminate such Borrowing Base Deficiency.

     Section 4.6 Mandatory Debt Issuance Redetermination; Mandatory Reduction of Borrowing Base. In addition to the other Redeterminations provided for in this Article IV, and notwithstanding anything to the contrary contained herein, the Conforming Borrowing Base shall reduce immediately and automatically upon the consummation of the Debt Issuance by an amount equal to the Debt Issuance Reduction Amount, and simultaneously with such reduction, the Borrowing Base shall equal the Conforming Borrowing Base.

     Section 4.7 Manti Redetermination. In addition to the other Redeterminations provided for in this Article IV, Required Banks shall be permitted to make an additional Redetermination of the Borrowing Base and the Conforming Borrowing Base on each Manti Redetermination Date (or as of a date shortly thereafter to be designated by Administrative Agent in a notice to Borrower), pursuant to which Required Banks may reduce the Borrowing Base and the Conforming Borrowing Base by such amount as Required Banks shall determine in their sole discretion as a result of any downward adjustment to the Purchase Price or Final Settlement Statement (as each such term is defined in the Manti Acquisition Agreement).

     Section 4.8 Title Review Adjustment. In addition to the other Redeterminations provided for in this Article IV, Required Banks shall be permitted to reduce the Borrowing Base and the Conforming Borrowing Base on February 18, 2005 (or as of a date shortly thereafter to be designated by Administrative Agent in a notice to Borrower), if, and only to the extent that, and by the amount that, the Recognized Value of the Title Approved Properties on such date is less than eighty percent (80%) of the Recognized Value of all Proved Mineral Interests held by Borrower and its Subsidiaries on such date.

     Section 4.9 Borrowing Base and Conforming Borrowing Base As of First Amendment Effective Date. Notwithstanding anything to the contrary contained herein, the Borrowing Base and the Conforming Borrowing Base in effect during the period commencing on the Effective Date (as defined in the First Amendment) and ending on the effective date of the first Redetermination after such Effective Date shall be $160,000,000 and $140,000,000, respectively."

          1.5 Amendment to Burdensome Obligations Covenant. Section 7.15 of the Credit Agreement shall be amended to read in full as follows:

     "Section 7.15 Burdensome Obligations. No Credit Party, nor any of the properties of any Credit Party, is subject to any Law or any pending or threatened change of Law or subject to any restriction under its articles (or certificate) of incorporation, bylaws, regulations, partnership agreement or comparable charter documents or under any agreement or instrument to which any Credit Party or by which any Credit Party or any of their properties may be subject or bound, which is so unusual or burdensome as to be likely in the foreseeable future to have a Material Adverse Effect. Without limiting the foregoing, no Credit Party is a party to or bound by any agreement (other than the Loan Papers and other than pursuant to the Permitted Senior Unsecured Debt Documents) or subject to any order of any Governmental Authority which prohibits or restricts in any way the right of such Credit Party or any Restricted Subsidiary to make Distributions."

          1.6 Amendment to Information Covenant. Section 8.1 of the Credit Agreement shall be amended to (a) delete the "and" at the end of clause (k) thereof, (b) delete the period at the end of clause (l) thereof, and to insert in lieu of such period a semi-colon (";"), and (c) add thereto new clauses (m) and (n) which shall read in full as follows:

     "(m)     promptly upon the closing and consummation of the Debt Issuance, a true and correct copy of each material document, instrument and agreement evidencing or otherwise pertaining to the Permitted Senior Unsecured Debt; and

     (n) promptly after such delivery or receipt, copies of any financial or other report or notice delivered to, or received from, any holders of Permitted Senior Unsecured Debt, which report or notice has not been delivered to Banks hereunder."

          1.7 Amendment to Debt Covenant. Section 9.1 of the Credit Agreement shall be amended to read in full as follows:

     "Section 9.1     Incurrence of Debt.  Borrower will not, nor will
Borrower permit any other Credit Party to, incur, become or remain liable for any Debt other than (a) the Obligations, (b) Existing LC Exposure, (c) payables incurred in the ordinary course of business (other than in connection with a loan or lending transaction) that are not more than 30 days past due, from the date of invoice or demand, except such payables being contested in good faith in accordance with Section 8.7 hereof, (d) Permitted Senior Unsecured Debt, (e) Guarantees of Permitted Senior Unsecured Debt, and (f) other unsecured Debt in an aggregate amount outstanding at any time not to exceed $1,000,000."

          1.8 Amendment to Asset Disposition Covenant. Section 9.5 of the Credit Agreement shall be amended to read in full as follows:

     "Section 9.5     Asset Dispositions.  Borrower will not, nor will
Borrower permit any other Credit Party to, sell, lease, transfer, abandon or otherwise dispose of any asset other than (a) the sale in the ordinary course of business of Hydrocarbons produced from Borrower's Mineral Interests, and
(b) provided no Event of Default or Borrowing Base Deficiency exists, the sale, lease, transfer, abandonment, exchange or other disposition of other assets; provided, that, no sale, lease, transfer, abandonment, exchange or other disposition by Borrower or any of its Subsidiaries of Borrowing Base Properties with an aggregate value (which, in the case of assets consisting of Mineral Interests, shall be the Recognized Value of such Mineral Interests and, in the case of any exchange, shall be the net value or net Recognized Value realized or resulting from such exchange) in any period between Scheduled Redeterminations (for purposes of this clause (b) the Closing Date will be deemed to be a Scheduled Redetermination) in excess of five percent (5%) of the Conforming Borrowing Base then in effect shall be permitted pursuant to this clause (b) unless each of the following conditions is satisfied: (i) Borrower shall have provided Administrative Agent with not less than ten (10) Domestic Business Days written notice of such sale, lease, transfer, abandonment, exchange or other disposition, which notice shall include a specific description of the assets to be sold, leased, transferred, abandoned, exchanged or otherwise disposed, (ii) any Redetermination of the Borrowing Base and the Conforming Borrowing Base pursuant to Section 4.4 hereof shall have occurred, (iii) all mandatory prepayments required by
Section 2.6 in connection with such sale, lease, transfer, abandonment, exchange or other disposition are made concurrently with the closing thereof,
(iv) no Borrowing Base Deficiency will exist after consummation of such sale, lease, transfer, abandonment, exchange or other disposition (and application of the proceeds thereof to the mandatory prepayments required by Section 2.6), and (v) no Default has occurred which is continuing. In no event will Borrower sell, transfer or dispose of any Equity in any Subsidiary nor will any Credit Party issue or sell any Equity or any option, warrant or other right to acquire such Equity or security convertible into such Equity to any Person other than the Credit Party which is the direct parent of such issuer on the Closing Date."

          1.9 Amendment to Organizational Documents Covenant. Section 9.6 of the Credit Agreement shall be amended to read in full as follows:

     "Section 9.6     Amendments to Organizational Documents; Other Material
Agreements. Borrower will not, nor will Borrower permit any other Credit Party to, enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under, (a) its certificate or articles of incorporation, bylaws, partnership agreement, regulations or other organizational documents, other than amendments, modifications and waivers which will not, individually or in the aggregate, have a Material Adverse Effect, or (b) the Permitted Senior Unsecured Debt Documents, other than amendments, modifications and waivers the effect of which would not (i) make the terms of any Permitted Senior Unsecured Debt materially more onerous to Borrower or any of its affiliates, (ii) subject Borrower or any of its affiliates to any additional material obligation, (iii) increase the principal of, or rate of interest on, any Permitted Senior Unsecured Debt, (iv) accelerate the date fixed for any payment of principal or interest on any Permitted Senior Unsecured Debt, or (v) increase the percentage of holders of such Permitted Senior Unsecured Debt required for any such amendment, modification or waiver from the percentage required on the date of issuance of such Permitted Senior Unsecured Debt."

          1.10 Manti Acquisition; Post-Closing Covenant. Article IX of the Credit Agreement shall be amended to include a new Section 9.15 thereto which shall read in full as follows:

     "Section 9.15 Manti Acquisition; Post-Closing Deliveries. Borrower shall deliver, or cause to be delivered, to Administrative Agent and its counsel, on or before February 18, 2005, opinions of title or other evidence of title in form and substance reasonably acceptable to Administrative Agent and its counsel regarding that portion of the Manti Assets constituting Borrowing Base Properties which, together with all such evidence of title previously received, reviewed and approved, results in evidence of title satisfactory to Administrative Agent and its counsel covering not less than the Required Reserve Value."

          1.11 Amendment to Financial Covenant. Section 10.2 of the Credit Agreement shall be amended to read in full as follows:

     "Section 10.2 Consolidated Net Debt to Consolidated EBITDAX. As of the end of the Fiscal Quarter ending December 31, 2004, Borrower will not permit its ratio of Consolidated Total Debt to Consolidated EBITDAX to be greater than 3.0 to 1.0. As of the end of any Fiscal Quarter thereafter ending on or prior to June 30, 2006, commencing with the Fiscal Quarter ending March 31, 2005, Borrower will not permit its ratio of Consolidated Net Debt to Consolidated EBITDAX to be greater than 3.5 to 1.0. As of the end of any Fiscal Quarter thereafter, commencing with the Fiscal Quarter ending September 30, 2006, Borrower will not permit its ratio of Consolidated Net Debt to Consolidated EBITDAX to be greater than 3.0 to 1.0."

          1.12 Amendment to Events of Default. Section 11.1 of the Credit Agreement shall be amended to (a) delete the "or" at the end of clause (l) thereof, (b) delete the period at the end of clause (m) thereof, and to insert in lieu of such period a semi-colon (";"), and (c) add thereto a new clause
(n) which shall read in full as follows:

     "(n)     a default or event of default shall occur under any Permitted
Senior Unsecured Debt Document, which such default or event of default shall continue unremedied prior to the expiration of any applicable period of grace or cure under the applicable Permitted Senior Unsecured Debt Document;".

          1.13 Schedule 1.1. Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 1.1 attached to this First Amendment.

     SECTION 2. Borrowing Base. In reliance on the representations, warranties, covenants and agreements contained in the Credit Agreement and this First Amendment, and subject to the satisfaction of each condition precedent set for in Section 4 hereof, Borrower, Administrative Agent and each Bank agree that the Borrowing Base and the Conforming Borrowing Base in effect for the period from and after the Effective Date until the next Redetermination thereafter shall be $160,000,000 and $140,000,000, respectively. Borrower, Administrative Agent and Banks agree that the Redetermination provided for in this Section 2 shall not be construed or deemed to be a Special Redetermination for purposes of Section 4.3 of the Credit Agreement

     SECTION 3. Consent and Waiver. Borrower has requested that Banks (a) consent to (i) the Manti Acquisition and (ii) the Debt Issuance (as each term is defined in the Credit Agreement, as amended by this First Amendment) (the transactions described in subclauses (i) and (ii) of this clause (a) being collectively referred to herein as the "Subject Transactions"), and (b) waive any provision of the Credit Agreement and the other Loan Papers to the extent such provisions prohibit the consummation of such transactions. In reliance on the representations, warranties, covenants and agreements contained in the Credit Agreement and this First Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof (and in the Credit Agreement, as amended by this First Amendment, as applicable), Banks hereby
(A) consent to (y) the Manti Acquisition, provided such acquisition is consummated on or prior to January 26, 2005, and (z) the Debt Issuance, provided such issuance is consummated on or prior to March 31, 2005, and (B) waive any provision of the Credit Agreement and the other Loan Papers to the extent such provisions prohibit the consummation of the Manti Acquisition and/or the Debt Issuance. The consents and waivers contained in this Section 3 are limited solely to the Manti Acquisition, the Debt Issuance, and the applicable provisions of the Credit Agreement to the extent they prohibit the consummation of such transactions, and solely for the time periods set forth above. Nothing contained herein shall be deemed (1) a consent to any action other than the consummation of the Manti Acquisition and the Debt Issuance within the applicable time periods set forth above, or (2) a waiver of any provisions of the Credit Agreement or any other Loan Paper except to the extent any such provision prohibits the consummation of any such transaction.

     SECTION 4. Conditions Precedent. The effectiveness of (a) the amendments to the Credit Agreement contained in Section 1 hereof, (b) the increase in the Borrowing Base contained in Section 2 hereof, and (c) the consents and waivers contained in Section 3 hereof, is subject to the satisfaction of each condition precedent set forth in this Section 4:

          4.1 Closing Deliveries. Administrative Agent shall have received each of the following documents, instruments and agreements, each of which shall be in form and substance, and, as applicable, executed in such counterparts, as shall be acceptable to Administrative Agent and each Bank:

          (a) a Note payable to the order of each Bank (as applicable), each in the amount of such Bank's Commitment after giving effect to the Assignment and Acceptance Agreements referenced in the recitals hereto;

          (b) a fully executed copy of the Manti Acquisition Agreement and all other material documents, instruments and agreements executed and/or delivered by any Credit Party in connection with the Manti Acquisition Agreement and the closing of the Manti Acquisition, together with a certificate from an Authorized Officer of Borrower certifying that (1) such copies are accurate and complete and represent the complete understanding and agreement of the parties thereto, (2) no material right or obligation of any party thereto has been modified, amended or waived, and (3) subject only to the establishment of the Borrowing Base described in Section 2 hereof and the disbursement and application of proceeds in connection therewith, the Manti Acquisition will be consummated on the terms set forth in the Manti Acquisition Agreement;

          (c) all environmental reports that Borrower has obtained in connection with the Manti Acquisition;

          (d) Mortgages duly executed and delivered by Borrower, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements, in form and substance satisfactory to Administrative Agent, pursuant to which Borrower shall grant to Administrative Agent a first and prior Lien, subject only to Permitted Encumbrances, in and to the Manti Assets constituting Borrowing Base Properties;

          (e) prior to the consummation of the Debt Issuance, fully executed copies of the Permitted Senior Unsecured Debt Documents (as defined in the Credit Agreement, as amended by this First Amendment) and other material documents, instruments and agreements evidencing the terms and conditions of the Permitted Senior Unsecured Debt, together with a certificate from an Authorized Officer of certifying that (1) such copies are accurate and complete and represent the complete understanding and agreement of the parties thereto, and (2) no material right or obligation of any party thereto has been modified, amended or waived; and

          (f) such other documents, instruments and agreements as Administrative Agent may reasonably require in connection with this First Amendment and the transactions contemplated hereby.

          4.2 Manti Acquisition. Subject only to the establishment of the Borrowing Base described in Section 2 hereof and the disbursement and application of proceeds in connection therewith, Borrower shall have completed the Manti Acquisition in accordance with the terms of the Manti Acquisition Agreement, and as a result thereof, Borrower shall have acquired good and defensible title to the Manti Assets, free and clear of all Liens except Permitted Encumbrances. Upon completion of the Manti Acquisition, the representations and warranties contained in Section 7.9 and Section 7.14 of the Credit Agreement will not be inaccurate in any respect.

          4.3 No Defaults. Prior to and after giving effect to the amendments contained in Section 1 hereof, and at the time each Subject Transaction is to be consummated, no Default, Event of Default or Borrowing Base Deficiency shall exist, nor shall the consummation of any such Subject Transaction result in any Default, Event of Default or Borrowing Base Deficiency.

          4.4 Fees and Expenses. Borrower shall have paid (a) all fee and amounts as Borrower shall be required to pay to Administrative Agent and its Affiliates pursuant to any separate agreement between or among Borrower, Administrative Agent and/or its Affiliates, and (b) all reasonable fees and expenses incurred by Administrative Agent in connection with the preparation, negotiation and execution of this First Amendment, including, without limitation, all reasonable fees and expenses of Vinson & Elkins L.L.P., counsel to Administrative Agent.

          4.5 Other Documentation. Administrative Agent shall have received such other documents, instruments and agreements as it or any Bank may reasonably request, all in form and substance reasonably satisfactory to Administrative Agent and Banks.

     SECTION 5. Representations and Warranties of Borrower. To induce Banks and Administrative Agent to enter into this First Amendment, Borrower hereby represents and warrants to Banks and Administrative Agent as follows:

          5.1 Due Authorization; No Conflict. The execution, delivery and performance by Borrower of this First Amendment are within Borrower's corporate powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or constitute a default under any provision of applicable law or any Material Agreement binding upon Borrower or result in the creation or imposition of any Lien upon any of the assets of Borrower except Permitted Encumbrances.

          5.2 Validity and Enforceability. This First Amendment constitutes the valid and binding obligation of Borrower enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor's rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

          5.3 Accuracy of Representations and Warranties. Each representation and warranty of each Credit Party contained in the Loan Papers is true and correct in all material respects as of the date hereof (except to the extent such representations and warranties are expressly made as of a particular date, in which event such representations and warranties were true and correct as of such date).

          5.4 Absence of Defaults. Prior to and after giving effect to the amendments contained in Section 1 hereof, no Default or Event of Default has occurred which is continuing.

          5.5 No Defense. Borrower has no defense to payment of, or any counterclaim or rights of set-off with respect to, all or any portion of the Obligations.

     SECTION 6.  Miscellaneous.

          6.1 Reaffirmation of Loan Papers. Any and all of the terms and provisions of the Credit Agreement and the Loan Papers shall, except as amended and modified hereby, remain in full force and effect, and are hereby ratified and confirmed. The amendments contemplated hereby shall not limit or impair any Liens securing the Obligations, each of which are hereby ratified, affirmed and extended to secure the Obligations.

          6.2 Confirmation of Loan Papers and Liens. As a material inducement to Banks to make the agreements and grant the consents, waivers and amendments set forth herein, Borrower hereby (a) acknowledges and confirms the continuing existence, validity and effectiveness of the Loan Papers and the Liens granted thereunder, (b) agrees that the execution, delivery and performance of this First Amendment and the consummation of the transaction contemplated hereby shall not in any way release, diminish, impair, reduce or otherwise adversely affect such Loan Papers and Liens, and (c) acknowledges and agrees that the Liens granted under the Loan Papers secure, and after the consummation of the transactions contemplated hereby will continue to secure, the payment and performance of the Obligations as first priority perfected Liens.

          6.3 Parties in Interest. All of the terms and provisions of this First Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

          6.4 Legal Expenses. Borrower hereby agrees to pay on demand all reasonable fees and expenses of counsel to Administrative Agent incurred by Administrative Agent in connection with the preparation, negotiation and execution of this First Amendment.

          6.5 Counterparts. This First Amendment may be executed in counterparts, and all parties need not execute the same counterpart; however, no party shall be bound by this First Amendment until Borrower and Banks have executed a counterpart. Facsimiles shall be effective as originals.

          6.6 Complete Agreement. THIS FIRST AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.

          6.7 Headings. The headings, captions and arrangements used in this First Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this First Amendment, nor affect the meaning thereof.

          6.8 Effectiveness. This First Amendment shall be effective automatically and without necessity of any further action by Borrower, Administrative Agent or Banks when counterparts hereof have been executed by Borrower, Administrative Agent and Banks, and all conditions to the effectiveness hereof set forth herein and in the Credit Agreement have been satisfied (including, without limitation, all conditions precedent set forth in Section 4 hereof).

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective Authorized Officers on the date and year first above written.

                          [Signature pages to follow]

BORROWER:

DELTA PETROLEUM CORPORATION,
a Colorado corporation

By:/s/ Kevin K. Nanke
Name: Kevin K. Nanke
Title: Chief Financial Officer



Each of the undersigned (i) consent and agree to this First Amendment, and
(ii) agree that the Loan Papers to which it is a party shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms.

ACKNOWLEDGED AND AGREED TO BY:

DELTA EXPLORATION COMPANY, INC.,
a Colorado corporation

By: /s/ Kevin K. Nanke
Name:  Kevin K. Nanke
Title:  Chief Financial Officer



PIPER PETROLEUM COMPANY,
a Colorado corporation

By: /s/ Kevin K. Nanke
Name: Kevin K. Nanke
Title: Chief Financial Officer


ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.


/s/ Stephen L. Lescher
Stephen L. Lescher,
Director

BANKS:

JPMORGAN CHASE BANK, N.A.

/s/ Stephen L. Lescher
Stephen L. Lescher,
Director

BANK OF OKLAHOMA, N.A.


By: /s/ Allen Rheem
    Allen Rheem,
    Vice President


U.S. BANK NATIONAL ASSOCIATION


By: /s/ Kathryn A. Gaier
    Kathryn A. Gaiter,
    Vice President


HIBERNIA NATIONAL BANK


By: /s/ Daria Mahoney
    Daria Mahoney,
    Vice President


                                SCHEDULE 1.1

                            Financial Institutions

Banks                         Commitment Amount       Commitment Percentage
-----                         -----------------       ---------------------

JPMorgan Chase Bank, N.A.      $118,125,000.00               59.0625%

Bank of Oklahoma, N.A.         $38,125,000.00                19.0625%

U.S. Bank National Association $31,250,000.00                15.6250%

Hibernia National Bank         $12,500,000.00                6.2500%

Totals:                        $200,000,000                  100.00%

Banks                      Domestic Lending Office     Eurodollar Lending Office     Address for Notice
-------------------------  -------------------------   --------------------------    ---------------------------
JPMorgan Chase Bank, N.A.  131 South Dearborn          131 South Dearborn            131 South Dearborn
                           Mail Code IL1-0010          Mail Code IL1-0010            Mail Code ILl-0010
                           Chicago, Illinois 60603     Chicago, IL  60603            Chicago, IL  60603
                           Attn:  Deborah Turner       Attn:  Deborah Turner         Attn:  Deborah Turner
                           Tel. No. (312) 385-7081     Tel. No. (312) 385-7081       Tel. No. (312) 385-7081
                           Fax No. (312) 385-7097      Fax No. (312) 385-7097        Fax No. (312) 385-7097
                           e-mail: deborah_a_turner@   e-mail: deborah_a_turner@     e-mail: deborah_a_turner@
                            bankone.com                 bankone.com                   bankone.com

Bank of Oklahoma, N.A.     1625 Broadway               1625 Broadway                 1625 Broadway
1625 Broadway              Suite 1570                  Suite 1570                    Suite 1570
Suite 1570                 Denver, Colorado  80202     Denver, Colorado 80202        Denver, Colorado 80202
Attn:  Mary Anne Anderson  Attn:  Mary Anne Anderson   Attn:  Mary Anne Anderson     Attn:  Mary Anne Anderson
Tel No. (303) 534-9465     Tel No. (303) 534-9465      Tel No. (303) 534-9465        Tel No. (303) 534-9465
Fax No. (303) 534-9499     Fax No. (303) 534-9499      Fax No. (303) 534-9499        Fax No. (303) 534-9499
e-mail: manderson@bokf.com e-mail: manderson@bokf.com  e-mail: manderson@bokf.com    e-mail: manderson@bokf.com

U.S. Bank National Assn.   555 SW Oak                  555 SW Oak                    918 Seventeenth Street
                           PD-OR-P7LS                  PD-OR-P7LS                    DN-CO-BB3E
                           Portland, Oregon 97208      Portland, Oregon 97208        Denver, Colorado 80202

                           Attn:  Josie Butalid        Attn:  Josie Butalid          Attn:  Kathryn A. Gaiter
                           Tel No. (503) 275-7861      Tel No. (503) 275-7861        Tel No. (303) 585-4210
                           Fax No. (503) 275-8181      Fax No. (503) 275-8181        Fax No. (3030 585-4362
                                                                                     e-mail: kahtryn.gaiter@
                                                                                       usbank.com

Hibernia National Bank     Hibernia National Bank      Hibernia National Bank        Hibernia National Bank
313 Carondelet Street      313 Carondelet Street       313 Carondelet Street         313 Carondelet Street
New Orleans, LA  70130     New Orleans, LA  70130      New Orleans, LA  70130        New Orleans, LA  70130
Attn:  Joyce Baker         Attn:  Joyce Baker          Attn:  Joyce Baker            Attn:  Joyce Baker
Tel No. (504) 533-5352     Tel No. (504) 533-5352      Tel No. (504) 533-5352        Tel No. (504) 533-5352
Fax No. (504) 533-5434     Fax No. (504) 533-5434      Fax No. (504) 533-5434        Fax No. (504) 533-5434
e-mail: jbaker@hibernia    e-mail: jbaker@hibernia     e-mail: jbaker@hibernia       e-mail: jbaker@hibernia
  .com                       .com                        .com                          .com



Administrative Agent - Address:
1717 Main Street, 4th Floor
Mail Code TX1-2448
Dallas, Texas 75201
Attn: J. Scott Fowler
Tel. No. (214) 290-2162
Fax No. (214) 290-2332